Exhibit 10.36

SETTLEMENT AGREEMENT

This Settlement Agreement (this “Agreement”) is made effective as of the 19th day of January, 2003, between Peregrine Systems, Inc. (“Peregrine”) and Peregrine Remedy, Inc. (“Remedy” and with Peregrine, collectively, the “Debtors”), on the one hand, and Motive Communications, Inc. (“Motive”), on the other hand. The parties agree as follows:

1.             Recitals.

1.1           On September 22, 2002  (the  “Petition Date”),  Debtors filed petitions for relief under chapter 11 of the Bankruptcy Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), commencing the Debtors’ bankruptcy cases, jointly administered under Case No. 02-12740 (the “Cases”);

1.2           As of the Petition Date, Peregrine and Motive were parties to a Software Source Code License Agreement (“License Agreement”);

1.3           As of the Petition Date, there was pending an action brought by Motive against Peregrine and Remedy (and others) styled Motive Communications, Inc. v Peregrine Systems, Inc., Peregrine Remedy, Inc., Stephen P. Gardner and Malthew Glass, No. GN 203283 in 261st District Court for Travis County, Texas (the “State Action”);

1.4           On October 23, 2002, Motive filed a Complaint against Debtors in the Bankruptcy Court initiating an adversary proceeding (the “Adversary Proceeding”) to impose a constructive trust on $27,000,000 of the proceeds of the sale of assets of Remedy (the “Sale”);

1.5           On November 4, 2002, the Bankruptcy Court ordered $27,000,000 of the proceeds of the Sale to be escrowed (the “Escrow”) pending the outcome of the Adversary Proceeding;

1.6           Peregrine rejected the License Agreement;

1.7           On December 3, 2002, the State Action was removed by Defendant Stephen P. Gardner to the United States Bankruptcy Court for the Western District of Texas and Defendant Gardner filed a motion to transfer the State Action to the Bankruptcy Court, and on January 2, 2003, Motive filed a motion to remand the State Action to the state District Court in Texas;

1.8           On December 19, 2002, Motive filed proofs of claim against each of the Debtors in the amount of $27,000,000; and filed an unrelated proof of claim for $275,157.47 against Peregrine (the “Unrelated Claim”);

1.9           Debtors have filed a Motion to Dismiss the Adversary Proceeding and Motive has filed Objections thereto;

2.             Agreements.

2.1           The Effective Date (the “Effective Date”) of any plan of reorganization filed or supported by Debtors shall be the eleventh (11th) day following entry of an order confirming such plan and Debtors shall actively oppose any other effective date in any plan of reorganization. On the Effective Date of a Plan of Reorganization (the “Plan”) confirmed by the Bankruptcy Court and providing for the actions and payments specified in this 2.1:

a.             Prior to payment in respect of any unsecured nonpriority claims, Debtors (or one of them) shall pay Motive four million dollars ($4,000,000) in cash out of the Escrow and re-transfer to Motive subject to no liens, encumbrances and adverse interests (with full warranty of title) one million six hundred sixty-six thousand six hundred sixty-seven (1,666,667) shares of common stock of Motive currently registered in the name of Peregrine;

b.             Peregrine shall agree to pay to Motive, without interest, five million dollars ($5,000,000) cash in regular, equal annual payments over the period ending four years after the Effective Date, commencing on the end of the first year after the Effective Date, and the Plan shall provide that this obligation is general unsecured debt and has priority over payments with respect to prepetition equity of either of the Debtors;

c.             The Plan will provide that the Escrow shall be terminated upon the Effective Date after giving effect to the payment and re-transfer referred to in § 2.1 (a) above;

d.             The Plan will provide that on the Effective Date, Debtors will release, acquit, and forever discharge, both for themselves and their successors and assigns, Motive and its subsidiaries and affiliates, and their present and former agents, successors, employees, and attorneys from any and all claims, or causes of action of any nature whatsoever, whether in contract or in tort, at law or in equity, known or unknown, including all reasonable attorneys fees and cost incurred relating thereto (other than such claims and matters as relate solely to the Unrelated Claim); provided, however, that nothing herein shall be deemed to release any covenants, obligations, or agreements undertaken under or pursuant to this Agreement;

e.             The Plan will provide that on the Effective Date, Motive will release, acquit, and forever discharge, both for itself and its subsidiaries and affiliates, and their successors and assigns, the Debtors and their respective present and former agents, successors, employees, and attorneys from any and all claims, or causes of action of any nature whatsoever, whether in contract or in tort, at law or in equity, known or unknown, including all reasonable attorneys fees and cost incurred relating thereto (other than claims and matters as relate solely to the Unrelated Claim); provided, however, that nothing herein shall be deemed to release any covenants, obligations, or agreements undertaken under or pursuant to this Agreement;

f.              Motive and Debtors shall dismiss with prejudice the State Action and Motive shall dismiss with prejudice the Adversary Proceeding and withdraw or modify its proofs of claim (other than the Unrelated Claim) to the extent that those proofs of claim seek payment inconsistent with the provisions of § 2.1a and b hereof; and

g.             Motive will re-transfer to Peregrine, subject to no liens, encumbrances and adverse interests (with full warranty of title) one million (1,000,000) shares of common stock of Peregrine currently registered in the name of Motive.

2.2           From the date of this Agreement until the earlier of (i) the Effective Date or (ii) the earliest to occur of any of the Change of Circumstances specified in 2.3 of this Agreement:

a.             Debtors and Motive shall seek a stay of ,and neither either of Debtors nor Motive will pursue or schedule any hearing on, the State Action or the Adversary Proceeding, nor will any of them file claims against any other based on the facts alleged in either of the State Action or the Adversary Proceeding.

b.             The Escrow will remain in full force and effect.

2.3           Debtors shall not file or support (and shall actively oppose) any plan of reorganization that does not include the actions and payments specified in 2.1 of this Agreement or that provides for installment payments on any general unsecured nonpriority debt (other than unsecured debt in such classes as may be established therein under §1122(b) of the Bankruptcy Code) more frequent than the frequency of installments paid to Motive thereunder. If at any time a plan of reorganization other than one providing for the actions and payments specified in § 2.1 of this Agreement is confirmed or if either of the Cases is converted to a proceeding under Chapter 7 of the Bankruptcy Code (each of which being a “Change of Circumstances”):

a.             The Escrow shall be maintained on its terms and Debtors shall not seek or support (and shall actively oppose) any modification thereof until the claims of Motive against Debtors have been finally adjudicated, subject to any intervening order(s) of the Bankruptcy Court.

b.             No further stay of action of the State Action and the Adversary Proceeding will apply, and any of Debtors or Motive may file claims based on the facts alleged in either of the State Action or the Adversary Proceeding.

c.             The Debtors and Motive shall cooperate to ensure to the best of their abilities that the Debtors and Motive shall have all rights, remedies, claims and defenses available to them, both procedural and substantive, that they would have had but for 2.2.a. of this Agreement, such cooperation shall include not asserting defenses based upon statute of limitations, laches or the like, all of which are waived and abandoned.

2.4           Debtors shall cause to be filed with the Bankruptcy Court on January 20, 2003 a plan of reorganization incorporating the provisions of § 2.1 above, and will promptly (but no later than January 23, 2003) seek and announce an indefinite adjournment of the hearing on Debtors’ motion to dismiss the Adversary Proceeding currently set for January 28, 2003 before the Bankruptcy Court.

2.5           Motive agrees to support the Plan, provided that the Plan incorporates the provisions of § 2.1, above and no “Change of Circumstances” specified in § 2.3,

above, has occurred, and neither of the Debtors has violated § 2.2, above. Subject to (x) the Bankruptcy Court’s determination that the Debtors have provided adequate information in respect of the Plan of the provisions described in § 2.1 above to be included therein, and (y) the Debtors’ subsequent solicitation of Motive’s vote in respect of the Plan pursuant to section 1125 of the Bankruptcy Code through the dissemination to Motive of the Plan and a disclosure statement describing such Plan approved by the Bankruptcy Court, Motive shall express such support by voting all of its claims against either of the Debtors in favor of confirmation of the Plan.

2.6           Motive and Debtors will cooperate in good faith with each other to resolve customer support issues regarding Motive products as sold by Peregrine to third-party customers under the Distribution Agreement and License Agreement, it being understood that in connection with such cooperation Motive will receive such reasonable compensation as is consistent with undertakings by Motive hereunder, and that the undertakings of Motive and the Debtors in this § 2.6 do not affect the undertakings set out in § 2.1 above.

3.             Representations.

3.1           Each party represents that, subject to the Bankruptcy Court’s confirmation of the Plan, it is authorized to enter into, deliver and perform its undertakings set out in this Agreement and is not under any impediment, legal or otherwise, that would impair the effectiveness of this Agreement and the enforceability of any covenant or duty contained in it. Any agent signing this Agreement on behalf of any party hereby binds himself/herself personally to this specific section and its representations and warranties.

3.2           Each party represents to the other that this Agreement constitutes its legally valid and binding obligation, enforceable in accordance with its terms.

3.3           Each party represents that before executing this Agreement, it has been informed of the terms, contents, conditions, and effect of this Agreement.  Each party further represents that, in making this settlement, it has had the benefit and advice of counsel of its own choosing.

3.4           Motive represents and warrants that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm, or corporation any claim herein treated or released.  Motive agrees to indemnify and hold harmless the Debtors against any claim based on, arising out of or in connection with any such transfer or assignment or proposed transfer or assignment.

4.             General Provisions.

4.1           Each party understands and acknowledges that the consideration described in this Agreement is all that is to be received in satisfaction of any claims under this Agreement.

4.2           This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the subject matter hereof, and shall not be modified except by a written agreement signed by the party against which an additional understanding or agreement is asserted. No party, nor any party’s representative or attorney shall be deemed the drafter of this Agreement for the purpose of construing or interpreting its provisions in any judicial proceeding.

4.3           This Agreement is to be construed, interpreted and enforced under the laws of the State of Delaware and of the United States, without regard to conflict of laws jurisprudence.

4.4           The parties agree that the Bankruptcy Court shall have exclusive jurisdiction regarding any dispute relating to this Agreement or the interpretation of any provision hereof. The parties further agree not to contest such exclusive jurisdiction.

4.5           This Agreement is binding upon and inures to the benefit of the parties to this Agreement and their respective representatives, successors and assigns.

4.6           This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute one instrument, and is effective as of the date first mentioned above, and copies containing facsimile signatures shall be deemed to be originals.

PEREGRINE SYSTEMS, INC.		MOTIVE COMMUNICATIONS, INC.

By:	/s/ Gary G. Greenfield	By:	/s/ [ILLEGIBLE]

Name:	Gary G. Greenfield	Name:	/s/ [ILLEGIBLE]

Title:	Chief Executive Officer	Title:	Chief Operating Officer

PEREGRINE REMEDY, INC.

By:	/s/ Gary G. Greenfield

Name:	Gary G. Greenfield

Title:	Chief Executive Officer